UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2020

CERECOR INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)

001-37590		45-0705648
(Commission File Number)		(IRS Employer Identification No.)

540 Gaither Road, Suite 400, Rockville, Maryland 20850

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (410) 522-8707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	CERC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ..☒

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2020, Cerecor Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (“Investors”) for the sale by the Company of 1,306,282 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $3.98 per share (the “Offering”). The aggregate gross proceeds for the Offering are expected to be approximately $5.2 million. The closing of the Offering is expected to occur on or about February 6, 2020, subject to the satisfaction of customary closing conditions.

Funds associated with Armistice Capital, LLC, a significant shareholder of the Company, participated in the Offering.

Wedbush Securities Inc. (“Wedbush”) is acting as the exclusive placement agent in connection with the Offering. The Company has agreed to pay Wedbush a placement agent fee of approximately $110,000 for its services associated with the Offering. In addition, we have agreed to reimburse Wedbush for its reasonable out-of-pocket expenses incurred in connection with the Offering.

The net proceeds to the Company from the Offering, after deducting the placement agent’s fees and offering expenses, are expected to be approximately $5 million. The Company intends to use the net proceeds from the Offering for general corporate purposes and working capital, primarily to support the ongoing clinical development of key assets within our pipeline and to pay for recent transaction costs associated with its merger with Aevi Genomic Medicine.

The common shares sold in the Offering were offered and sold by the Company pursuant to an effective shelf registration statement on Form S-3, that was originally filed on September 27, 2019 and declared effective by the Securities and Exchange Commission (“SEC”) on October 24, 2019, and the base prospectus contained therein (File No. 333-233978) (the “Registration Statement”). The Company will file a final prospectus supplement and the accompanying prospectus with the SEC in connection with the sale of the securities.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of transaction, and not to provide investors with any other factual information regarding the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures. The form of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Purchase Agreement is subject to, and qualified in its entirety by, such agreement, which is incorporated herein by reference.

A copy of the opinion of Wyrick Robbins Yates & Ponton LLP relating to the legality of the issuance and sale of the common stock in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

5.1	Opinion of Wyrick Robbins Yates & Ponton, LLP.

10.1	Form of Securities Purchase Agreement, dated February 3, 2020.

23.1	Consent of Wyrick Robbins Yates & Ponton, LLP (included in the opinion filed as Exhibit 5.1).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERECOR INC.

Date: February 4, 2020	/s/ Joseph M. Miller
Joseph M. Miller
Chief Financial Officer